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                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                               (Amendment No. 4)

                       Vertex Communications Corporation

                                (Name of Issuer)

                     Common Stock, par value $.10 per share

                         (Title of Class of Securities)

                                  925320-10-3

                                 (CUSIP Number)


The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities and Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





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1        NAME OF REPORTING PERSON:  J.Rex Vardeman
         S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON:###-##-####

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2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                   (a)
                                                   (b) /X/
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3        SEC USE ONLY

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4        CITIZENSHIP OR PLACE OF ORGANIZATION      U.S.A.

            NUMBER OF                        5        SOLE VOTING POWER
              SHARES                                  252,070
           BENEFICIALLY                      6        SHARED VOTING POWER
             OWNED BY                                 -0-
               EACH                          7        SOLE DISPOSITIVE POWER
            REPORTING                                 252,070
              PERSON                         8        SHARED DISPOSITIVE POWER
               WITH                                   -0-


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9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

         252,070
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10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES


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11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

         5.7
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12       TYPE OF REPORTING PERSON*
         IN
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ITEM 1
         (a)     NAME OF ISSUER:

                 Vertex Communications Corporation





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   (b)     ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

           2600 N. Longview Street, Kilgore, Texas  75662

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ITEM 2

   (a)     NAME OF PERSON FILING:

           J. Rex Vardeman


   (b)     ADDRESS OF PRINCIPAL BUSINESS OFFICE

           2600 N. Longview Street, Kilgore, Texas  75662


   (c)     CITIZENSHIP:

           U.S.A.


   (d)     TITLE OF CLASS OF SECURITIES:

           Common Stock, $.10 par value


   (e)     CUSIP NUMBER:

           925320-10-3

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ITEM 3.    IF THIS STATEMENT IS FILED PURSUANT TO RULE 13-1(b) or,
           13d-2(b), check whether the person is filing a:


   (a)     [ ]      Broker or Dealer registered under section 15 of the Act
   (b)     [ ]      Bank as defined in section 3(a)(6) of the Act
   (C)     [ ]      Insurance Company as defined in section 3(a)(19) of the Act
   (d)     [ ]      Investment Company registered under section 8 of the Investment Company Act
   (e)     [ ]      Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
   (f)     [ ]      Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement
                    Income Security Act of 1974 or Endowment Fund: see Section 240.13d-1(b)(1)(ii)(F)
   (g)     [ ]      Parent Holding Company, in accordance with Section 240.13d-1(b)(1)(ii)(G) (Note: See Item 7)
   (h)     [ ]      Group, in accordance with Section
                    240.13d-13d-1(b)(1)(ii)(H)

           Not Applicable.

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ITEM 4.    OWNERSHIP.

   (a)     AMOUNT BENEFICIALLY OWNED:        252,070


   (b)     PERCENT OF CLASS:         5.7%


   (c)     NUMBER OF SHARES AS TO WHICH SUCH PERSON HAS:

           (i)     SOLE POWER TO VOTE OR TO DIRECT THE VOTE:

                   252,070

           (ii)    SHARED POWER TO VOTE OR TO DIRECT THE VOTE:

                   -0-

           (iii)   SOLE POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:

                   252,070

           (iv)    SHARED POWER TO DISPOSE OR TO DIRECT THE DISPOSITION OF:
                       -0-

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

   If this statement is being filed to report the fact that as of the date hereof, the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].



ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

                   Not Applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

                   Not Applicable





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ITEM 8.    IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

                   Not Applicable


ITEM 9.    NOTICE OF DISSOLUTION OF GROUP.

                   Not Applicable


ITEM 10.   CERTIFICATION.

                   Not Applicable


           SIGNATURE.

           After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:      February 14, 1997




                                        /s/ J. Rex Vardeman
                                        -------------------------
                                        J. Rex Vardeman





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